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                             EXHIBIT 11.0

                      NRG Generating (U. S.) INC.
               Computation of Earnings Per Common Share
           (Dollars in thousands, except per share amounts)

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                                                     Three Months Ended            Nine Months Ended
                                                September 30,   September 30,  September 30, September 30,
                                                    1997           1996            1997          1996
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
Net income (loss) applicable to
  common shares:
    Net income (loss)                           $    2,793     $     4,806    $      7,351    $   (11,832)

Primary:
  Shares for common and common share
  equivalent earnings (loss) per share (1):
    Weighted average number of
      common shares outstanding                  6,440,514       6,422,014       6,440,514      5,217,411
    Dilutive effect of outstanding
      stock options and warrants                   252,703               0         220,953              0

                                                 6,693,217       6,422,014       6,661,467      5,217,411

Net income (loss) per common share
  and common share equivalents                  $     0.42     $      0.75    $       1.10    $     (2.27)

Fully Diluted:
  Shares for common and common share
  equivalent earnings (loss) per share (2):
    Weighted average number of
      common shares outstanding                  6,440,514       6,422,014       6,440,514      5,217,411
    Dilutive effect of outstanding
      stock options and warrants                   288,125               0         270,331              0

                                                 6,728,639       6,422,014       6,710,845      5,217,411

Net income (loss) per common share
  and common share equivalents                  $     0.42     $      0.75    $       1.10    $     (2.27)

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(1)  Outstanding  stock options, warrants, and shares  issuable  under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the average market price of the Company's shares during each period.

(2) Outstanding stock options, warrants, and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the greater of the average market price or the period-end market price of the Company's shares during each period.
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